Exhibit 10.12

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

[ENGLISH TRANSLATION]

Written Agreement Concerning Purchases of Regenerated PET Resin

Nishino Kinryo Corporation (hereinafter “Nishino Kinryo”) and PET Refine Technology Co., Ltd., (hereinafter “PET Refine”) have agreed as stated below in relation to transactions (hereinafter “Continuous Transactions”) in which PET Refine will continuously and stably sell regenerated PET resin (hereinafter “Regenerated PET Resin”) manufactured by PET Refine to Nishino Kinryo, and Nishino Kinryo will purchase that Regenerated PET Resin; therefore, they conclude a written agreement (hereinafter “Agreement”) concerning the purchases of the Regenerated PET Resin.

Article 1 (Agreed matters related to the Continuous Transactions from January 2022 until the end of December 2023)

1.	PET Refine shall manufacture the Regenerated PET Resin and sell it to Nishino Kinryo in the quantities and under the main conditions below, and Nishino Kinryo shall purchase that Regenerated PET Resin for the purpose of selling it to YOSHINOKOGYOSHO CO., LTD.

Period from January 2022 until December 2022:
Quantity	: 3,000 tons per year
Price	: JPY [**]/kg (Official quotation: Ex-Works delivery)
Period from January 2023 until December 2023:
Quantity	: 3,600 tons per year
Price	: JPY [**]/kg (Official quotation: Ex-Works delivery)

2.	Transaction conditions other than those stated in the preceding clause, such as the Regenerated PET Resin’s quality standards and handover conditions, shall be in accordance with the already concluded Basic Transaction Agreement, and matters that are not stated in that agreement shall be decided on the basis of sincere discussions between Nishino Kinryo and PET Refine and then agreed upon in writing.

Article 2 (Agreed matters related to the Continuous Transactions in and after January 2024)

Matters concerning the Continuous Transactions in and after January 2024 shall be agreed upon in writing by September 2023 based on sincere discussions between Nishino Kinryo and PET Refine.

Article 3 (Confidentiality)

1.	Nishino Kinryo and PET Refine may not, without the other party’s prior written consent, disclose to a third party the content of the Agreement or information obtained from the other party in relation to the Agreement, and they may not use such content or information for a purpose other than performance of the Agreement.

2.	Irrespective of the provisions of the preceding clause, Nishino Kinryo and PET Refine shall be able to disclose information obtained from the other party to the parties below without the other party’s prior written consent for the purpose of the performance of the matters stipulated in the Agreement. In such a case, Nishino Kinryo or PET Refine shall impose obligations that are the same as those that it bears under this article on the party to which disclosure is made.

(1)	A case in which PET Refine will conduct disclosure to JEPLAN, Inc., which is PET Refine’s parent company

(2)	Parties that bear a legal obligation to maintain confidentiality, such as certified public accountants, attorneys, and tax accountants that the relevant party commissions itself, and the main transaction bank

3.	Irrespective of the provisions of this article, if Nishino Kinryo or PET Refine has been asked by a court, a government organization, a supervisory agency, or another public organization (including securities exchanges) in Japan or another country, based on a law, ordinance, or regulation, to disclose information received from the other party, and there is no rational reason to refuse that request, it can notify the other party of that fact, implement the best measures so that the relevant information will be handled confidentially, and then conduct that disclosure only within the scope that is reasonably necessary.

Article 4 (Separate discussion)

Matters that are not stipulated in the Agreement and matters for which a question arises concerning interpretation of the Agreement shall be decided based on sincere discussions between Nishino Kinryo and PET Refine.

Article 5 (Agreed jurisdiction)

In cases in which a lawsuit has become necessary in relation to the Agreement, the Tokyo District Court will be the court of exclusive jurisdiction in the first instance.

In witness of the fact that agreement has been reached as stated above, this document has been created in duplicate with Nishino Kinryo and PET Refine signing their names, affixing their seals, and retaining one (1) copy each.

August 19, 2021

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].

Nishino Kinryo:	4-9-4 Hacchobori, Chuo-ku, Tokyo Resin Department, Tokyo Branch, Nishino Kinryo Corporation Tomohiko Yasumatsu, Department Manager [Stamped Seal]	PET Refine:	12-2 Ogimachi, Kawasaki-ku Kawasaki-shi, Kanagawa PET Refine Technology Co., Ltd Daigo Iga, President and CEO [Stamped Seal]

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain confidential information has been excluded from this document because JEPLAN, Inc. (“JEPLAN”) has determined that the information (i) is both not material and (ii) is the type that JEPLAN treats as private or confidential. Such information is marked in the document by exhibit with an asterisk [**].